SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center

Tulsa, Oklahoma 74172

March 10, 2005

To Our Limited Partners:

You are cordially invited to attend the 2005 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on April 21, 2005 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, a proxy statement and a proxy card are enclosed. We also have enclosed our 2004 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The board of directors of our general partner has called this annual meeting for you to consider and act upon the election by our common and subordinated unitholders, voting together as a single class, of two Class III directors to our general partner’s board of directors to serve until the 2008 annual meeting of limited partners. The board of directors of our general partner unanimously recommends that you approve this proposal. I urge you to read the accompanying proxy statement for further details about this proposal.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Don R. Wellendorf Chairman of the Board, President and Chief Executive Officer of Magellan GP, LLC, general partner of Magellan Midstream Partners, L.P.

MAGELLAN MIDSTREAM PARTNERS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 21, 2005

To the Unitholders of Magellan Midstream Partners, L.P.:

The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 21, 2005 at 10:00 a.m. Central Time to consider the following matters:

1.    The election by our common and subordinated unitholders, voting together as a single class, of two Class III directors to our general partner’s board of directors to serve until the 2008 annual meeting of limited partners; and

2.    The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposal.

Only unitholders of record at the close of business on March 1, 2005 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Your vote is important! For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors of Magellan GP, LLC, as general partner of Magellan Midstream Partners, L.P.

Suzanne H. Costin Secretary

Tulsa, Oklahoma

March 10, 2005

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 21, 2005

These proxy materials, which will be first mailed to our unitholders on March 16, 2005, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at our 2005 annual meeting of limited partners or at any adjournments thereof. The meeting will be held in the Williams Resource Center on April 21, 2005 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma. Holders of record of common units and subordinated units at the close of business on March 1, 2005 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “our”, “we”, “us” and similar terms refer to Magellan Midstream Partners, L.P., together with our subsidiaries.

Proposal

At our 2005 annual meeting of limited partners, we are asking our common and subordinated unitholders, voting together as a single class, to consider and act upon a proposal to elect two Class III directors to serve until our 2008 annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common and subordinated units is necessary to constitute a quorum for purposes of voting on the Class III director election proposal at the annual meeting. Withheld votes will count as present for purposes of establishing a quorum on the Class III director election proposal.

Magellan Midstream Holdings, L.P. (“Magellan Holdings”), the owner of our general partner, was the sole subordinated unitholder as of the record date and is entitled to only one-half of a vote on the Class III director election proposal for each of its subordinated units. These subordinated units count as one-half of a unit for purposes of determining a quorum on the Class III director election proposal.

Vote Required

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common and subordinated units, voting together as a single class. A plurality occurs when more votes are cast for a candidate over those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote, and each subordinated unit entitles the holder thereof as of the record date to one-half of a vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

A common or subordinated unitholder eligible to vote on the Class III director election proposal may: (1) vote for the election of both nominees named herein; (2) withhold authority to vote for both nominees; or (3) vote for the election of one nominee and withhold authority to vote for the other nominee. Instructions to “withhold” votes will be counted for purposes of determining the number of votes cast but will not otherwise have an effect on the outcome of the vote on the Class III director election proposal.

Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers that are members of the NYSE are permitted to vote a client’s proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of 5:00 p.m. Central Time on April 20, 2005 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of 5:00 p.m. Central Time on April 20, 2005 will be counted.

Outstanding Common and Subordinated Units Held on Record Date

As of the record date, there were 30,340,464 outstanding common units and 2,839,848 outstanding subordinated units that were entitled to notice of and are entitled to vote at the annual meeting.

Common and Subordinated Units Owned by Our Affiliates as of the Record Date

As of the record date, Magellan Holdings held 1,194,779 common units and 2,839,848 subordinated units and the directors and executive officers of our general partner collectively held 31,428 common units.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fees of Morrow & Co., Inc. are approximately $4,000, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address unless we have received contrary instructions from one or more of the unitholders. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor

New York, New York 10022

Email: magellaninfo@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (800) 654-2468

Other Matters for 2005 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

CLASS III DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have a separate board of directors and do not have any employees. We are managed and operated by the officers of, and are subject to the oversight of the directors of, our general partner as is commonly the case with publicly traded limited partnerships. The total number of directors on our general partner’s board of directors is currently set at eight. Effective April 21, 2005, there will be one vacancy on our general partner’s board of directors due to the resignation of Mark G. Papa, who is resigning due to time constraints. Our general partner’s board of directors is committed to finding an independent director to replace Mr. Papa as soon as possible.

The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors will be elected and, upon election, directors in that class will serve for a term of three years, subject to a director’s earlier resignation or removal.

At the 2005 annual meeting, our common and subordinated unitholders, voting together as a single class, will consider and act upon a proposal to elect two Class III directors to our general partner’s board of directors to serve until the 2008 annual meeting of limited partners. Both of the Class III nominees have consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the Class III director nominees unless otherwise instructed by a unitholder in a proxy card. If these nominees become unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee or nominees.

Information concerning the two Class III director nominees, along with information concerning the current Class I and Class II directors, whose terms of office will continue after the annual meeting, is set forth below.

CLASS III DIRECTOR NOMINEES — If Elected, Term Expires at the 2008 Annual Meeting of Limited Partners

James R. Montague, 57, has served as an independent director of our general partner since November 21, 2003. He served from December 2001 to October 2002 as President of EnCana Gulf of Mexico, Inc., a subsidiary of EnCana Corporation, which is involved in oil and gas exploration and production. From 1996 to June 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper Company’s mineral holdings. Mr. Montague is also a director of Penn Virginia Resource Partners and The Meridian Resources Corporation. Mr. Montague’s nomination was recommended by our general partner’s board of directors.

Don R. Wellendorf, 52, is currently Chairman of the Board and has served as a director and the President and Chief Executive Officer of our general partner since November 15, 2002. He has served as the President and Chief Executive Officer of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since June 17, 2003. Mr. Wellendorf also served as President and Chief Executive Officer of our former general partner from May 13, 2002 until November 15, 2002 and served as a director of our former general partner from February 9, 2001 until November 15, 2002. He served as Treasurer and Chief Financial Officer of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as a Vice President of a subsidiary of The Williams Companies, Inc. (“Williams”). Prior to Williams’ merger with MAPCO Inc., he served in various management positions since joining MAPCO in 1979. Mr. Wellendorf’s nomination was recommended by our general partner’s board of directors.

CLASS I DIRECTORS — Term Expires at the 2006 Annual Meeting of Limited Partners

Thomas S. Souleles, 36, has served as a director of our general partner since December 13, 2004. He has served as a Vice President of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since December 13, 2004. Mr. Souleles has been employed by Madison Dearborn Partners, LLC since 1995 where he serves as a Managing Director, jointly leading the firm’s Basic Industries practice. He is also a director of Packaging Corporation of America.

N. John Lancaster, Jr., 36, has served as a director of our general partner since May 20, 2004. He has served as a Vice President of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since May 4, 2004. He is a Managing Director of Riverstone Holdings, LLC where his primary focus includes sourcing and executing investments in the energy industry. Prior to joining Riverstone in April 2000, he was a director with The Beacon Group, LLC, a strategic advisory and private equity investment firm.

George A. O’Brien, Jr., 56, has served as an independent director of our general partner since December 12, 2003. From 1988 until the present, Mr. O’Brien has worked for International Paper Company where most recently he served as Senior Vice President of Forest Products responsible for its forestry, wood products, minerals and specialty chemicals businesses. Other responsibilities during his tenure have included corporate development, chief financial officer of its New Zealand subsidiary and operations management.

CLASS II DIRECTORS — Term Expires at the 2007 Annual Meeting of Limited Partners

Patrick C. Eilers, 38, has served as a director of our general partner since June 17, 2003. He has served as a Vice President of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since April 17, 2003. He has been employed by Madison Dearborn Partners, Inc. since 1999 where he serves as a Director. Prior to joining Madison Dearborn Partners, he served as a Director with Jordan Industries, Inc. from 1995 to 1997 and as an Associate with IAI Venture Capital, Inc. from 1990 to 1994 while playing professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995.

Jim H. Derryberry, 50, has served as a director of our general partner since February 1, 2005. He has served as a Vice President of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since February 1, 2005. Mr. Derryberry is a co-founder of Riverstone Holdings, LLC where he has served as a Managing Director and Chief Operating Officer since May 2000. Prior to joining Riverstone, Mr. Derryberry was a Managing Director of J.P. Morgan, where he served as head of the Natural Resources and Power Group.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF JAMES R. MONTAGUE AND DON R. WELLENDORF TO CLASS III OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

Our General Partner’s Board of Directors and its Committees

Director Independence

Because we are a publicly traded limited partnership, the NYSE rules do not require our general partner’s board to be made up of a majority of independent directors. However, our general partner’s board of directors has had, and will have until April 21, 2005, three directors who satisfy the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission (“SEC”). These directors are James R. Montague, George A. O’Brien, Jr. and Mark G. Papa. On October 20, 2004, Mr. Papa announced his intent not to stand for reelection as a Class III director and will be resigning from the board of directors of our general partner on April 21, 2005 due to time constraints. Our general partner’s board of directors is committed to finding an independent director to replace Mr. Papa as soon as possible. Based on all relevant facts and circumstances, our general partner’s board of directors affirmatively determined on January 31, 2005 that the independent directors have no material relationship with us or our general partner. The following categorical standards were used by our general partner’s board of directors to determine the independence of these directors:

•	A director will not be considered independent if the director is, or has been within the last three years, an employee of Magellan Holdings, our general partner or us, or if an immediate family member of a director is, or has been within the last three years, an executive officer, of Magellan Holdings, our general partner or us; provided, however, that employment as an interim Chairman or Chief Executive Officer (“CEO”) or other executive officer will not disqualify a director from being considered independent following that employment;

•

A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Magellan Holdings, our general partner or us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of Magellan Holdings, our general partner or us;

•	A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of Magellan Holdings’, our general partner’s or our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent; and

•	A director who is a current employee, or whose immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Magellan Holdings, our general partner or us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered to be a company for purposes of this test.

Communications to the Board of Directors

The non-management members of our general partner’s board of directors meet quarterly following each regularly scheduled board meeting. The presiding director at these non-management board member meetings is George A. O’Brien, Jr. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for the board of directors will be forwarded directly to Mr. O’Brien.

2004 Meetings of the Board of Directors

The board of directors of our general partner held 12 meetings during 2004, including regularly scheduled and special meetings. During 2004, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director, and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served.

Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2004 annual meeting of limited partners, all of our directors were in attendance.

Board Committees

Our general partner’s board of directors has the following three standing committees: (1) audit committee, (2) compensation committee and (3) conflicts committee.

Because we are a publicly traded limited partnership, the NYSE rules do not require our general partner’s board of directors to have a standing compensation or nominating committee. Our general partner’s board of directors has elected to have a compensation committee, which is comprised of each member of the board of directors. Our general partner’s board of directors has adopted a written charter for the compensation committee, which is available on our website at www.magellanlp.com.

Consistent with the nominating committee exemption provided to publicly traded partnerships by the NYSE, it is the view of our general partner’s board of directors that, in lieu of a standing nominating committee, the entire board shall serve the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

The minimum qualifications that our general partner’s board of directors believes must be met in order to recommend a nominee as a director are set forth in the Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors.

The following is a brief description of the functions and operations of the standing committees of the board of directors of our general partner:

Audit Committee. The current members of the audit committee are James R. Montague, George A. O’Brien, Jr. and Mark G. Papa. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. O’Brien is the chairman of the audit committee. Our general partner’s board of directors has determined that Mr. O’Brien is an audit committee financial expert and is an independent director as defined by the Securities Exchange Act of 1934. The audit committee, among other things, reviews our external financial reporting, retains our independent auditors, approves and pre-approves services provided by the independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The audit committee held 8 meetings during 2004. More information regarding the functions performed by the audit committee is set forth below in the “2004 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee, which is available on our website at www.magellanlp.com.

2004 Report of the Audit Committee

The Audit Committee of Magellan GP, LLC, acting in its capacity as the general partner of Magellan Midstream Partners, L.P. (the “Partnership”), oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2004. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented. The Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Dated: March 2, 2005

Submitted By:

Audit Committee

George A. O’Brien, Jr., Chair

James R. Montague

Mark G. Papa

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. The compensation committee is currently comprised of all members of our general partner’s board of directors. Mr. Papa is currently the chairman of the compensation committee. The compensation committee makes decisions regarding all components of our general partner’s executive officers’ compensation, with the exception of benefits, which are provided through Magellan Holdings. The compensation committee held 3 meetings during 2004. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by the compensation committee during 2004.

Conflicts Committee. The current members of the conflicts committee are James R. Montague, George A. O’Brien, Jr. and Mark G. Papa. Mr. Montague is the chairman of the conflicts committee. At the request of our general partner’s board of directors, the conflicts committee reviews specific material matters that may involve conflicts of interest with our general partner and its affiliates and determines if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us or our unitholders. The conflicts committee did not meet during 2004.

Director Compensation

Directors of our general partner who are employees or officers of Magellan Holdings or its affiliates receive no additional compensation for their service on the board of directors or committees of the board of directors. During 2004, independent directors were entitled to receive an annual retainer of $16,000 and common units valued at $16,000 on the grant date. The meeting fee paid to independent directors during 2004 for each board of director and committee meeting attended was $1,000. During 2004, the chairmen of each committee, each of whom was an independent director, received an annual retainer of $2,000.

During 2005, independent directors are entitled to receive an annual retainer of $30,000 and common units valued at $50,000 on the grant date. The meeting fee paid to independent directors during 2005 for each board of director and committee meeting attended is $1,500. During 2005, the chairman of the audit committee will receive $15,000 and the chairmen of the compensation and conflicts committees will receive $10,000 as an annual retainer. The chairman of each committee is an independent director.

Independent directors may elect to receive all or any portion of cash fees in the form of common units. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors of our general partner or its committees. Each director is fully indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was our independent registered public accounting firm for our 2004 audit. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2003 and 2004, for reviews of our consolidated financial statements including our Forms 10-Q for 2003 and 2004, for consultation concerning financial accounting and reporting standards, for comfort letter procedures for debt and equity offerings in 2003 and 2004 and for an audit of internal controls over financial reporting for 2004 were $604,912 and $1,234,100, respectively.

Audit-Related Fees

The aggregate fees billed during fiscal years 2003 and 2004 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees” were $44,100 and $63,703, respectively. These services in 2004 were primarily associated with a Magellan Holdings’ benefit plan audit.

Tax Fees

The aggregate fees billed in fiscal years 2003 and 2004 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $18,700 and $25,812, respectively. These services included consultation concerning tax planning and compliance.

In addition, our affiliates including Magellan Holdings and Osage Pipeline paid $65,130 in audit and audit-related fees in 2004.

No fees were billed in fiscal years 2003 and 2004 for products and services provided by Ernst & Young LLP, other than as set forth above.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by the audit committee.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 35, has served as a Vice President since June 17, 2003 and the Chief Financial Officer and Treasurer of our general partner since November 15, 2002 and served in that capacity for our former general partner from July 24, 2002 until November 15, 2002. He has served as a Vice President, Chief Financial Officer and Treasurer of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since June 17, 2003. He was Director of Financial Planning and Analysis for a subsidiary of Williams from September 2000 to July 2002. He also served as Director of Strategic Development for a subsidiary of Williams from 1999 to 2000. Prior to Williams’ merger with MAPCO Inc., he held various accounting and finance positions since joining MAPCO in 1992.

Michael N. Mears, 42, has served as the Vice President, Transportation of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He has served as a Vice President of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since June 17, 2003. He served as a Vice President of subsidiaries of Williams from 1996 to June 17, 2003. Mr. Mears also worked in various management positions with Magellan Pipeline Company, L.P. since joining Williams in 1985.

Richard A. Olson, 47, has served as the Vice President, Pipeline Operations of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Olson also worked in various management positions with Magellan Pipeline Company, L.P. since joining Williams in 1981.

Brett C. Riley, 35, has served as the Vice President, Business Development of our general partner since June 17, 2003. He has served as a Vice President of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since June 17, 2003. Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from September 2000 until June 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.

Lonny E. Townsend, 48, has served as a Vice President and the General Counsel of our general partner since June 17, 2003 and as the Compliance and Ethics Officer since October 20, 2004. He has served as a Vice President, General Counsel and Assistant Secretary of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since June 17, 2003. He was Assistant General Counsel for Williams from February 2001 to June 17, 2003. He also served in various other legal positions with Williams since joining Williams in 1991.

Don R. Wellendorf, 52, is currently Chairman of the Board and has served as a director and the President and Chief Executive Officer of our general partner since November 15, 2002. He has served as the President and Chief Executive Officer of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since June 17, 2003. Mr. Wellendorf also served as President and Chief Executive Officer of our former general partner from May 13, 2002 until November 15, 2002 and served as a director of our former general partner from February 9, 2001 until November 15, 2002. He served as Treasurer and Chief Financial Officer of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as a Vice President of a subsidiary of Williams. Prior to Williams’ merger with MAPCO Inc., he served in various management positions since joining MAPCO in 1979.

Jay A. Wiese, 48, has served as the Vice President, Terminal Services and Development of our general partner since November 15, 2002 and served in that capacity for our former general partner from January 7, 2001 until November 15, 2002. He has served as a Vice President of Magellan Midstream Management, LLC, the general partner of Magellan Holdings, since June 17, 2003. He was Managing Director, Terminal Services and Commercial Development for a subsidiary of Williams from 2000 to January 2001. From 1995 to 2000, he served as Director, Terminal Services and Commercial Development for a subsidiary of Williams and held various operations, marketing and business development positions for subsidiaries of Williams from 1982 to 1995.

EXECUTIVE COMPENSATION

General

We are managed by the executive officers of our general partner. Set forth below is a discussion of the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of our general partner, which we collectively refer to herein as the named executive officers.

In 2002, three of the named executive officers for that year spent a portion of their time managing our business and the remainder of their time managing the business of Williams, the former owner of our general partner. The following are the approximate percentages of the direct and indirect compensation expense of each named executive officer in 2002 that were allocated to us by Williams: Mr. Wellendorf, 80%; Mr. Chandler, 100%; Mr. Mears, 80%; Mr. Olson, 72%; and Mr. Wiese, 100%.

During 2003, the named executive officers for that year spent 100% of their time managing our business. We reimbursed Williams for direct and indirect general and administrative expenses incurred on our behalf, including 100% of the compensation expense for the named executive officers for 2003.

In 2004, the named executive officers for that year spent 100% of their time managing our business. We reimbursed Magellan Holdings for direct and indirect general and administrative expenses incurred on our behalf, including 100% of the compensation expense for the named executive officers for 2004.

Summary Compensation Table

The following table provides a summary of the compensation expense allocated to our general partner for the fiscal years ended December 31, 2004, 2003 and 2002 for the named executive officers for each such year:

			Allocated Annual Compensation			Allocated Long-Term Compensation
Name and Principal Position	Year		Salary	Bonus	Williams Stock Option Shares	Long-Term Incentive Plan Payouts(1)		All Other Compensation
Don R. Wellendorf, Chief Executive Officer and President	2004 2003 2002		$300,000 250,000 187,832	$310,000 212,625 86,458	— — 4,240	$ — 2,125,165 439,400		$35,703 — 8,604	(2) (3)
John D. Chandler, Vice President, Chief Financial Officer and Treasurer	2004 2003 2002		180,250 154,808 117,445	137,695 100,000 53,984	— — 2,200	— 774,094 169,000		33,927 12,000 10,167	(2) (3) (3)
Michael N. Mears, Vice President	2004 2003 2002		185,400 180,000 143,251	141,629 136,080 51,444	— — 8,400	— — —		20,635 12,000 10,372	(2) (3) (3)
Richard A. Olson, Vice President	2004 2003 2002		175,440 172,000 123,258	134,155 130,032 49,158	— — 7,560	— — —		35,986 12,000 9,333	(2) (3) (3)
Lonny E. Townsend, Vice President, General Counsel Compliance and Ethics Officer and Assistant Secretary	2004 2003 2002	(5) (5)	175,100 — —	135,281 — —	— — —	249,348 — —	(4)	34,974 — —	(2)
Jay A. Wiese, Vice President	2004 2003 2002	(6)	— 159,417 154,098	— 95,000 55,743	— — 3,139	— 972,817 523,900		— 12,000 11,433	(3) (3)

(1)	On June 17, 2003, the Long-Term Incentive Plan’s change of control provisions caused the automatic vesting of phantom units granted in 2001 and 2002 and the payment of phantom units granted on April 19, 2001 in connection with our initial public offering that were previously vested, but were voluntarily deferred beyond the vesting date.

(2)	The named executive officers participate in the Magellan Holdings Health and Welfare Plan on an after-tax basis. A portion of these amounts cover the difference between the pre-tax and after-tax cost of obtaining these benefits. The Magellan 401(k) Plan matching contribution to each named executive officer was approximately $12,300.
(3)	Represents expense allocated to us by Williams for contributions made to the Investment Plus Plan, a defined contribution plan subject to the Employee Retirement Income Security Act of 1974, on behalf of each named executive officer.
(4)	Represents 50% of a special grant awarded in connection with his transition to us.
(5)	Not a named executive officer for the fiscal year ended December 31, 2003 and 2002.
(6)	Not a named executive officer for the fiscal year ended December 31, 2004.

Long-Term Incentive Plan – Awards in Last Fiscal Year

Under the Magellan Midstream Partners Long-Term Incentive Plan (or the Plan), the compensation committee of the board of directors of our general partner, or if delegated to by the compensation committee, the Chief Executive Officer of our general partner, may grant awards of phantom units to employees of Magellan Holdings.

The following table provides certain information concerning the grant of phantom units under the Plan during 2004 to the named executive officers:

Name	Number of Units(1)	Performance or Other Period Until Payout(2)	Estimated Future Payouts under Non-Unit Price-Based Plans
			Target # Units	Maximum # Units
Don R. Wellendorf	8,251	34 months	6,000	12,000
John D. Chandler	4,497	34 months	3,270	6,540
Michael N. Mears	3,809	34 months	2,770	5,540
Richard A. Olson	3,809	34 months	2,770	5,540
Lonny E. Townsend	3,809	34 months	2,770	5,540

(1)	Represents phantom units awarded in 2004. On February 1, 2005, the compensation committee determined that the short-term 2004 performance measures and organizational achievements had been met and, therefore, 40% of the award was determined. Sixty percent of these phantom unit awards are based upon three-year long-term performance measures and organizational achievements, which the compensation committee cannot determine until the end of the vesting period. Once that determination is made, the total award is then subject to a 40% adjustment by the compensation committee based upon the officer’s individual performance and our environmental performance during the vesting period.
(2)	These phantom units vest December 31, 2006.

Magellan Holdings’ Pension Plan

Effective January 1, 2004, Magellan Holdings established a new pension plan for certain employees, including the named executive officers. Magellan Holdings’ pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The pension plan generally includes salaried employees who have completed at least one year of service. The named executive officers participate in the pension plan on the same terms as other full-time salaried employees.

Magellan Holdings’ pension plan is considered a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with Williams), final average pay and Social Security covered compensation wages offset by the benefit payable at normal retirement age from Williams’ pension plan. The accrued pension benefits for specific salary levels and years of service under the Magellan Holdings’ pension plan are provided below:

Salary Levels	Years of Service
	15	20	25	30	35
$125,000	$26,094	$34,792	$43,490	$52,188	$60,866
$150,000	$31,906	$42,542	$53,177	$63,813	$74,448
$175,000	$37,719	$50,292	$62,865	$75,438	$88,011
$200,000	$43,531	$58,042	$72,522	$87,063	$101,573
$225,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$250,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$275,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$300,000*	$44,694	$59,592	$74,490	$89,388	$104,286

*	The Internal Revenue Code limitation for eligible compensation was taken into consideration in calculating these benefits.

Compensation that is eligible for consideration under Magellan Holdings’ pension plan includes base salary, bonuses, overtime and shift differentials. Awards from the Magellan Midstream Partners Long-Term Incentive Plan are specifically excluded from the definition of eligible compensation. In addition, the Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. Magellan Holdings does not sponsor a non-qualified retirement plan.

The accrued benefits earned to date for the named executive officers were calculated as of January 1, 2005 and reflect the offset from Williams’ pension plan. The named executive officers have the following years of service under the pension plan formula: Mr. Wellendorf—25.68 years; Mr. Chandler—12.56 years; Mr. Mears—19.64 years; Mr. Olson—23.18 years; and Mr. Townsend—13.67 years.

Name of Individual	Estimated Annual Benefits Payable at Normal Retirement Age
Don R. Wellendorf	$2,825.76
John D. Chandler	$1,840.80
Michael N. Mears	$2,216.52
Richard A. Olson	$2,316.12
Lonny E. Townsend	$2,546.64

Securities Authorized for Issuance under Equity Compensation Plans

The table set forth below provides information concerning the various types of awards that may be issued from the Magellan Midstream Partners Long-Term Incentive Plan, including units, options, phantom units and bonus units as of December 31, 2004. For more information regarding the material features of the Magellan Midstream Partners Long-Term Incentive Plan, please read Note 17 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	—	—	—
Equity Compensation Plans Not Approved by Security Holders	188,211	—	405,806
Total	188,211	—	405,806

(1)	Units delivered pursuant to an award consist, in whole or in part, of units acquired on the open market, from any affiliate, us, any other person or any combination of the foregoing. We have the right to issue new units as part of the Plan.
(2)	Units awarded pursuant to the Plan are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

Change of Control

Participants in the Magellan Midstream Partners Long Term Incentive Plan who terminate employment within two years following a change of control, either voluntarily for good reason or involuntarily (other than for cause), automatically vest in any awards granted prior to the change in control. The awards become immediately payable or exercisable, as the case may be, at 200% of the original award.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2004 were Messrs. Eilers, Huscher, Lancaster, Lapeyre, Leuschen, Montague, O’Brien, Papa, Souleles and Wellendorf. Messrs. Huscher and Leuschen resigned from our general partner’s board of directors and its committees during 2004 and Messrs. Lancaster and Souleles were elected to replace them. No member of the Compensation Committee was an officer or employee of us or our general partner during 2004, with the exception of Mr. Wellendorf, Chairman of the Board, Chief Executive Officer and President of our general partner. Mr. Wellendorf, through his ownership of certain Class B common units of Magellan Holdings, indirectly benefits from our distributions to our general partner. For more information regarding this issue, please read “Certain Relationships and Related Party Transactions — Distributions to Our General Partner.”

2004 Report of the Compensation Committee

The Compensation Committee of the Board of Directors of our general partner (the “Committee”) is presently comprised of each member of our general partners’ board. Throughout 2004 and as of the date of this report, Mark G. Papa, an independent director, served as the Chairman of the Committee. During 2004, our general partner’s board of directors did not modify or reject in any material way any decision, action or recommendation by the Committee.

The following is a report submitted by the Committee addressing the compensation policies applicable to our general partner’s executive officers for the fiscal year ending December 31, 2004.

Compensation Philosophy

Our compensation philosophy reflects our belief that the compensation of our executive officers: (a) should be linked to achievement of the Partnership’s business and strategic goals; (b) should be aligned with the interests of the Partnership’s unitholders; (c) should recognize individual contributions, as well as overall business results; and (d) should have the ultimate result of attracting, motivating and retaining highly-talented executives.

In order to determine the appropriate amount of compensation for our executive officers, the Committee reviews several executive compensation benchmarking surveys that provide summarized data on levels of base salary, target annual incentives and long-term incentives. These surveys provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package. These surveys are supplemented by other publicly available information and input from compensation consultants on other factors such as recent market trends. The comparison group includes a range of master limited partnerships and other energy-based publicly traded companies.

Fiscal 2004 Compensation for Executive Officers and CEO

In 2004, our executive compensation program consisted of the following four components: (i) base salary; (ii) bonus; (iii) long-term incentives; and (iv) benefits. The aggregate amount of perquisites provided to our executive officers does not exceed 10% of any such executive officer’s salary.

Executive Officers’ Compensation

Base salaries of our executive officers are reviewed annually to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. The compensation benchmarking studies discussed in our compensation philosophy above are used for this purpose.

Cash bonuses are awarded to all employees, including the executive officers, pursuant to the Annual Incentive Program. For 2004, the Annual Incentive Program had a funding metric goal related to distributable cash flow that set a floor of performance for the Partnership below which no payout would be made. This mechanism reflects the view of the Committee that it is inappropriate to pay bonuses if the overall cash generation of the Partnership drops significantly for any reason. The 2004 Annual Incentive Program also had performance metrics with specific goals related to the financial, environmental and safety performance of the Partnership. Fifty percent of each employee’s bonus was subject to a personal performance adjustment, which could range from 0% to 200% of that portion of the employee’s bonus. Each metric in the 2004 Annual Incentive Program had a threshold, target and stretch level of achievement. If target performance was achieved, 100% of the bonus was paid and if stretch performance was achieved, 200% of the bonus was paid. The amount of bonus paid for performance between threshold and target, or between target and stretch, was prorated.

Long-term incentives, in the form of phantom units, are granted to our executive officers, and to other supervisory employees generally, by the Committee pursuant to the Magellan Midstream Partners Long-Term Incentive Plan. The 2004 phantom unit awards are contingent upon short-term and long-term performance metric goals related to the financial, environmental and safety performance of the Partnership. The 2004 phantom unit awards are also subject to a three-year vesting requirement for retention purposes. At the end of the three-year vesting period, each individual award may be increased or decreased by 30% based upon personal performance and 10% based upon the environmental performance of the Partnership during the vesting period. Each metric related to the 2004 phantom unit awards has a threshold, target and stretch level of achievement. If target performance is achieved,

100% of the award will be given and if stretch performance is achieved, 200% of the award will be given. The award given for performance between threshold and target, or between target and stretch, will be prorated. Our Long-Term Incentive Plan provides that phantom unit awards may be settled in cash or common units at the discretion of the Committee.

The employee benefits available to the executive officers, and to all employees generally, include a pension plan, 401(k) plan and health and welfare plans.

CEO’s Compensation

Don R. Wellendorf has been Chief Executive Officer and President of the general partner since November 15, 2002. The entire board of directors serves on the Committee; however, Mr. Wellendorf recuses himself from all decisions regarding his personal compensation. His 2004 base salary was $300,000. In addition, pursuant to the 2004 Annual Incentive Program, Mr. Wellendorf received a cash bonus of $310,000, which was 45% of his base salary plus an increase based on the 2004 performance metric goals. Mr. Wellendorf also received an award of 6,000 phantom units for 2004 under the Magellan Midstream Partners Long-Term Incentive Plan. These phantom units were increased to 8,251 based upon the Partnership meeting its short-term performance metrics goals during 2004. If the Partnership meets its long-term performance metric goals, his 2004 phantom unit award may increase by up to an additional 3,600 phantom units. The 2004 phantom unit award includes a three-year vesting period and the Committee may, in its sole discretion, increase or decrease the award by 30% based upon Mr. Wellendorf’s personal performance during the vesting period and 10% based upon the environmental performance of the Partnership.

Dated: February 1, 2005

Submitted By:

Compensation Committee

Mark G. Papa, Chair

Patrick C. Eilers

N. John Lancaster, Jr.

Pierre F. Lapeyre, Jr.

James R. Montague

George A. O’Brien, Jr.

Thomas S. Souleles

Don R. Wellendorf

UNITHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares the performance of our common units with the performance of the Standard & Poors’ 500 Stock Index (or S&P 500) and a peer group index for the period commencing on February 6, 2001, which represents the first day that our common units were publicly traded on the NYSE. The graph assumes that $100 was invested at the beginning of the period in each of (1) our common units, (2) the S&P 500 and (3) the peer group, and that all distributions or dividends are reinvested on a quarterly basis.

We do not believe that any published industry or line-of-business index accurately reflects our business. Accordingly, we have created a special peer index consisting of the following growth-oriented publicly traded partnerships: Enterprise Products Partners L.P. (NYSE: EPD), Kinder Morgan Energy Partners, L.P. (NYSE: KMP), TEPPCO Partners, L.P. (NYSE: TPP) and Valero L.P. (NYSE: VLI).

	02/06/01	12/31/01	12/31/02	12/31/03	12/31/04
MMP	100.0	202.2	168.8	279.2	349.7

Peer Index	100.0	135.8	130.9	191.1	202.0

S&P 500	100.0	85.6	66.7	85.8	95.1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 1, 2005 the number of units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of a class of units; (2) the current directors and nominees of our general partner’s board of directors; (3) the named executive officers of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner, Director, Nominee or Named Executive Officer	Common Units	Percentage of Common Units	Subordinated Units	Percentage of Subordinated Units
Magellan Midstream Holdings, L.P. (1)	1,194,779	3.9%	2,839,848	100%
Goldman, Sachs & Co. (2)	1,639,484	5.4%	—	—
Jim H. Derryberry	—	—	—	—
Patrick C. Eilers	—	—	—	—
N. John Lancaster, Jr.	—	—	—	—
James R. Montague	1,061	*	—	—
George A. O’Brien, Jr.	1,061	*	—	—
Mark G. Papa	2,093	*	—	—
Thomas S. Souleles	—	—	—	—
Don R. Wellendorf	14,220	*	—	—
John D. Chandler	4,417	*	—	—
Michael N. Mears	500	*	—	—
Richard A. Olson	1,250	*	—	—
Lonny E. Townsend	2,749	*	—	—
All Current Directors and Executive Officers as a Group (14 persons)	31,428	*	—	—

* represents less than 1%

(1)	The address of Magellan Midstream Holdings, L.P. is One Williams Center, Tulsa, Oklahoma 74172. Each subordinated unit is generally entitled to one-half of a vote and counts as one-half of a unit for matters on which the subordinated units are entitled to vote. Our partnership agreement also provides for other limitations on the voting rights of subordinated units.
(2)	A filing with the SEC on February 8, 2005 indicates that The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, are or may be deemed to be the beneficial owners of the number of common units indicated in the table. The address of Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004.

The following table sets forth as of March 1, 2005 the number of class B common units of Magellan Holdings, the sole owner of our general partner, beneficially owned by (1) the current directors and nominees of our general partner’s board of directors, (2) the named executive officers of our general partner and (3) all current directors and executive officers as a group. The class B common units constitute 6% of the total ownership of Magellan Holdings.

Name of Director, Nominee or Named Executive Officer	Magellan Holdings Class B Common Units	Percentage of Total Class B Common Units
Jim H. Derryberry	—	—
Patrick C. Eilers	—	—
N. John Lancaster, Jr.	—	—
James R. Montague	—	—
George A. O’Brien, Jr.	—	—
Mark G. Papa	—	—
Thomas S. Souleles	—	—
Don R. Wellendorf	215	24.9%
John D. Chandler	150	17.3%
Michael N. Mears	150	17.3%
Richard A. Olson	—	—
Lonny E. Townsend	50	5.8%
All Current Directors and Executive Officers as a Group (14 persons)	865	100.0%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Magellan Holdings owns, directly and through its ownership of our general partner, 1,194,779 common units and 2,839,848 subordinated units, representing an approximate aggregate ownership interest in us of 13.9% including its 2% general partner interest. Our general partner’s ability, as general partner, to manage and operate us effectively gives our general partner the right to veto some actions of ours and to control the management of our business. For more information about limited partner interests in us held by affiliates, please read “Security Ownership of Certain Beneficial Owners and Management.”

Distributions to Our General Partner

Because our distributions have exceeded specified target levels as specified in our partnership agreement, our general partner receives increasing percentages of our distributions. Distributions to our general partner above the highest target level are at 50%. As the owner of our general partner, Magellan Holdings indirectly benefits from these distributions. Through ownership of the Class B common units of Magellan Holdings, certain executive officers of our general partner also indirectly benefit from these distributions. For more information regarding the ownership of these Class B common units of Magellan Holdings, please read “Security Ownership of Certain Beneficial Owners and Management.”

In 2004, distributions paid to our general partner totaled $16.7 million. In addition, during 2004, Magellan Holdings received distributions totaling $28.7 million related to its common and subordinated units. Assuming we have sufficient available cash to continue to pay distributions on all of our outstanding units for four quarters at our current quarterly distribution level of $0.9125 per unit, in 2005 our general partner would receive distributions of approximately $20.8 million* on its combined 2% general partner interest and incentive distributions. Additionally, Magellan Holdings would receive $14.9 million on the distribution related to its common and subordinated units.

*	In connection with our October 2004 acquisition of certain pipeline assets, our partnership agreement was amended to reduce the incentive cash distributions to be paid to our general partner by $5.0 million for 2005. Absent this agreement, the total distribution and combined general partner interest and incentive cash distribution amounts noted above would be $5.0 million higher.

Payments to Our General Partner and Affiliates

Our general partner and its affiliates do not receive any management fee or other compensation for the management of our partnership. We pay our general partner and its affiliates, however, for direct and indirect expenses incurred on our behalf, subject to limitations under our omnibus agreement regarding our payment of general and administrative expenses. To the extent we pay our general partner and its affiliates an amount in excess of this limitation, they reimburse us the excess amount. The limitation on our general and administrative expenses payments under the omnibus agreement escalates annually as described below.

Omnibus Agreement

On June 17, 2003, Magellan Holdings, Williams and certain of its affiliates entered into an omnibus agreement to which we are a third-party beneficiary. The omnibus agreement provides for the following:

•	Magellan Holdings Non-Compete. Magellan Holdings and its subsidiaries, including our general partner, will not, subject to the limitations and procedures provided in the omnibus agreement, engage in or acquire certain businesses competing with us until June 2005, but these restrictions will terminate upon a change of control of Magellan Holdings or our general partner;

•	Magellan Holdings General and Administrative Reimbursement Cap. There are limitations on the amount of general and administrative expenses we are required to pay, which operate as follows:

—	Magellan Holdings will reimburse us for expenses above a lower cap amount up to an upper cap amount; and

—	Magellan Holdings will not reimburse us for expenses above the upper cap amount.

The lower cap amount began escalating annually in 2004 at 7% (or, if greater, the percentage increase in the Consumer Price Index). The upper cap amount began escalating annually in 2004 at the lesser of 2.5% or the percentage increase in the Consumer Price Index. Both the upper and lower caps are also adjusted for acquisitions, construction of new assets or significant modifications to existing assets completed by us. As of January 1, 2005, the lower cap was $49.3 million and the upper cap was $57.6 million.

These limitations on our obligation for general and administrative expenses will terminate upon a change of control of Magellan Holdings or our general partner. A change of control of our general partner will be deemed to occur if, among other things, directors are elected whose nomination for election to our general partner’s board of directors was not approved by our general partner or its board of directors at a time when the board was comprised of only such approved directors or the current directors.

Services Agreement

We have entered into a services agreement with Magellan Holdings pursuant to which Magellan Holdings has agreed to perform specified services, including providing necessary employees to operate our assets. In return, we are required to pay Magellan Holdings for its direct and indirect expenses incurred in providing these services, subject to the limitations on reimbursement of general and administrative expenses under the omnibus agreement as described earlier. To the extent that we pay Magellan Holdings an amount in excess of this limitation, Magellan Holdings reimburses us the excess amount. In 2004, we incurred general and administrative expenses of $54.5 million and we were reimbursed $6.4 million of these costs by Magellan Holdings.

Magellan Holdings has the right at any time to terminate its obligations under this services agreement upon 90 days notice. To the extent that neither Magellan Holdings nor any of its subsidiaries (including our general partner) provides these services to us, the limitations under the omnibus agreement on our payment of general and administrative expenses relating to these services would no longer apply and we could incur increased general and administrative expenses.

Magellan Holdings Environmental Indemnification

Magellan Holdings has indemnified us against certain known environmental liabilities. As of December 31, 2004, the amount remaining under this indemnity agreement that Magellan Holdings may be liable to us was $11.5 million.

Revenues from Our Affiliates

In March 2004, we acquired a 50% ownership interest in Osage Pipe Line Company, LLC (the “Osage Pipeline”). We operate the Osage Pipeline and receive a fee for these services. During 2004, we received $0.5 million from Osage Pipeline for operating fees. We also received $0.3 million from Osage Pipeline for fees to transition accounting, billing and other administrative functions to us.

Conflicts of Interest of Our Affiliates

Magellan Holdings is partially owned by an affiliate of the Carlyle/Riverstone Global Energy and Power Fund II, L.P. (the “Carlyle/Riverstone Fund”), which also owns, through affiliates, an interest in the general partner of Buckeye Partners, L.P. (“Buckeye Partners”) and the general partner of SemGroup, L.P. (“SemGroup”) and may acquire other entities that compete with us. Although we do not have extensive operations in the geographic areas primarily served by Buckeye Partners, we will compete directly with Buckeye Partners, SemGroup and perhaps other entities in which the Carlyle/Riverstone Fund has an interest for acquisition opportunities throughout the United States and potentially will compete with Buckeye Partners, SemGroup and these other entities for new business or extensions of existing services provided by our operating partnerships, creating actual and potential conflicts of interest between us and affiliates of Magellan Holdings. An affiliate of SemGroup is a significant customer of ours. The board of directors of our general partner has adopted a Board of Directors Conflict of Interest Policy and Procedures. In compliance with this policy, Carlyle/Riverstone Global Energy and Power Fund II, L.P. has adopted procedures internally to assure that our proprietary and confidential information is protected.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these Section 16(a) forms filed must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2004, we are not aware of any late filings.

CODE OF ETHICS

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Don R. Wellendorf, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to all employees providing services to us. You may view each of these codes on our website at www.magellanlp.com.

UNITHOLDER PROPOSALS FOR 2006

ANNUAL MEETING OF LIMITED PARTNERS

Any common or subordinated unitholder entitled to vote at our 2006 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. In addition, if you nominate persons for election to our general partner’s board of directors for the 2006 annual meeting and if a person is elected whose nomination for election to our general partner’s board was not approved by our general partner or its board of directors or any nominating committee thereof at a time when the board was comprised of only such approved directors, then a change of control of our general partner will be deemed to occur under the omnibus agreement. In that event, the contractual limitations in the omnibus agreement on the amount of general and administrative expenses that we are required to pay Magellan Holdings and certain of its affiliates would no longer apply and we could incur increased general and administrative expenses.

In order to nominate persons to our general partner’s board of directors at the 2006 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 not later than the close of business on December 23, 2005, nor earlier than the close of business on December 8, 2005. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2006 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we post our SEC filings.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 5 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

FORM OF PROXY

VOTING INSTRUCTIONS

You can vote your units in one of three ways:

TELEPHONE***INTERNET***MAIL

24 hours a day – 7 days a week

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/mmp. Have your proxy card in hand when you access the website and follow the instructions. Internet votes must be received by 5:00 p.m. (Central Time) on April 20, 2005.

Vote-by-Telephone

Call toll-free (in the U.S.) 1-800-758-6973. Have your proxy card in hand when you call and follow the instructions. Telephone votes must be received by 5:00 p.m. (Central Time) on April 20, 2005.

Your Internet and telephone vote works in the same manner as if you marked, signed and returned your proxy card by mail.

Vote-by-Mail

Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return in the postage-paid envelope.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ANNUAL MEETING — APRIL 21, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MAGELLAN GP, LLC, THE GENERAL PARTNER OF

MAGELLAN MIDSTREAM PARTNERS, L.P.

The undersigned, whose signature appears on the reverse hereof, hereby appoints Don R. Wellendorf and Lonny E. Townsend, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the annual meeting or any adjournments thereof, the common and/or subordinated units of Magellan Midstream Partners, L.P. that the undersigned would be entitled to vote if personally present at the annual meeting to be held on April 21, 2005, and at any and all adjournments thereof, on the proposal set forth below and on the transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from common and/or subordinated unitholders in favor of adopting the proposal set forth below.

THE BOARD OF DIRECTORS OF MAGELLAN GP, LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSAL:

1.	The election by our common and subordinated unitholders, voting together as a single class, of two Class III directors to our general partner’s board of directors to serve until our 2008 annual meeting of limited partners.

To vote for both nominees, check the box “FOR”. To withhold authority to vote for both nominees, check the box “WITHHELD”. To withhold authority to vote for any individual nominee, check the box “FOR” and strike a line through the nominee’s name in the list below:

01 James R. Montague	02 Don R. Wellendorf

FOR	WITHHOLD
☐	☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE ☐

(Continued and to be signed on reverse side)

Your common and/or subordinated units will be voted as directed on this card. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR THE PROPOSAL, IT WILL BE VOTED IN FAVOR OF THE PROPOSAL.

MAGELLAN MIDSTREAM PARTNERS, L.P.

Signature:

Signature:

Date:

Note: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in full partnership name by authorized person.